The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated November 3, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG Step Down Trigger Autocallable Contingent Yield Notes with Memory Interest

UBS AG $• linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index due on or about November 29, 2030

Investment Description

UBS AG Step Down Trigger Autocallable Contingent Yield Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index (the “underlying asset”). UBS will pay a contingent coupon on a coupon payment date, plus any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature, if the closing level of the underlying asset on the applicable observation date (including the final valuation date), is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of the underlying asset on any observation date (beginning after 12 months) prior to the final valuation date is equal to or greater than the call threshold level, which is a level of the underlying asset equal to a percentage of the initial level, as indicated herein. The call threshold level is initially equal to the initial level and decreases on each observation date, as specified elsewhere herein. If the Notes are subject to an automatic call, UBS will pay you on the coupon payment date corresponding to such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due and any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying asset from the initial level to the final level (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupons during the term of the Notes. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on the related coupon payment date, plus any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature, if the closing level of the underlying asset is equal to or greater than the coupon barrier on an observation date (including the final valuation date). If, however, the closing level of the underlying asset is less than the coupon barrier on an observation date, no contingent coupon will be paid for the related coupon payment date.

❑

Automatic Call Feature with Step Down Call Threshold Levels — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date and any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature if the closing level of the underlying asset is equal to or greater than the call threshold level on any observation date (beginning after 12 months) prior to the final valuation date. The call threshold level is initially equal to the initial level and decreases on each observation date (beginning after 12 months), as specified elsewhere herein. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Notes have not been subject to an automatic call and the final level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment that is equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	November 24, 2025
Settlement Date**	November 28, 2025
Observation Dates	Monthly (callable after 12 months) (see page 4)
Final Valuation Date	November 25, 2030
Maturity Date	November 29, 2030
*	Expected. See page 4 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Call Threshold Levels	Coupon Barrier	Downside Threshold	CUSIP	ISIN
Solactive U.S. Large Cap Volatility Navigator 40 Index	SONAV40D	14.25% per annum	•	See page 4	70.00% of the Initial Level	60.00% of the Initial Level	90309K3H5	US90309K3H53

The estimated initial value of the Notes as of the trade date is expected to be between $923.50 and $953.50 . The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 8 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index	$•	$1,000.00	$•	$10.00	$•	$990.00

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $990.00 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $10.00 per Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Step Down Trigger Autocallable Contingent Yield Notes with Memory Interest” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the stocks comprising the underlying asset (the “underlying constituents”).

♦You understand and accept that the decrement will place a drag on the performance of the underlying asset potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset.

♦You are willing to receive few or no contingent coupons and believe that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each observation date and that the final level will be equal to or greater than the downside threshold.

♦You understand and accept that you will not participate in any appreciation in the level of the underlying asset and that your potential return is limited to any contingent coupons.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You are willing to invest in the Notes based on the contingent coupon rate specified on the cover hereof.

♦You are willing to invest in the Notes based on the call threshold level, downside threshold and coupon barrier specified on the cover hereof and understand that the applicable call threshold level is initially equal to the initial level and decreases on each observation date (beginning after 12 months).

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the S&P 500® Index constituents.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying asset and understand the underlying asset's methodology and related risks including, without limitation, the decrement and leverage features, the volatility target, investment strategy and limited performance history.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or you are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the underlying constituents.

♦You do not understand or accept that the decrement will place a drag on the performance of the underlying asset potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset.

♦You are unwilling to receive few or no contingent coupons during the term of the Notes or believe that the closing level of the underlying asset will decline during the term of the Notes and is likely to be less than the coupon barrier on each observation date or that the final level will be less than the downside threshold.

♦You seek an investment that participates in the appreciation in the level of the underlying asset or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You are unwilling to invest in the Notes based on the contingent coupon rate specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the call threshold level, downside threshold or coupon barrier specified on the cover hereof or do not understand that the applicable call threshold level is initially equal to the initial level and decreases on each observation date (beginning after 12 months).

♦You seek guaranteed current income from your investment or prefer to receive any dividends paid on the S&P 500® Index constituents.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset or do not understand the underlying asset's methodology or related risks including, without limitation, the decrement or leverage features, the volatility target, investment strategy or limited performance history.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 5 years, unless subject to an automatic call. In the event we make any change to the trade date and settlement date, we may adjust the observation dates (including the final valuation date) and coupon payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.

Underlying Asset	The Solactive U.S. Large Cap Volatility Navigator 40 Index.
Contingent Coupon & Contingent Coupon Rate

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to that observation date on the relevant coupon payment date, plus any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature.

If the closing level of the underlying asset is less than the coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to that observation date will not be payable and UBS will not make any payment to you on the related coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the above conditions are satisfied.

	Contingent Coupon Rate	Contingent Coupon
	14.25%	$11.875

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon applicable to an observation date on the related coupon payment date if the closing level of the underlying asset is less than the coupon barrier on such observation date.

Memory Interest Feature

If a contingent coupon is not paid on a coupon payment date (other than the maturity date) because the closing level of the underlying asset is less than the coupon barrier on the related observation date, such contingent coupon will be paid on a later coupon payment date if the closing level of the underlying asset is equal to or greater than the coupon barrier on the relevant observation date.

For the avoidance of doubt, once a previously unpaid contingent coupon has been paid on a later coupon payment date, it will not be made again on any subsequent coupon payment date.

If the closing level of the underlying asset is less than the coupon barrier on each of the observation dates, you will receive no contingent coupons during the term of, and will not receive a positive return on, the Notes.

Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date (beginning after 12 months) other than the final valuation date is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due and any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Call Threshold Levels(1)	For each observation date, a specified level of the underlying asset that is equal to a percentage of the initial level, as specified in the table herein.
Downside Threshold(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Coupon Barrier(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of the underlying asset on the trade date.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of the underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Monthly, callable beginning after 12 months)

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the corresponding coupon payment date, plus any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature.

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date (beginning after 12 months) is equal to or greater than the call threshold level. The call threshold level decreases on each observation date (beginning after 12 months).

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due and any previously unpaid contingent coupons in respect of any previous observation dates pursuant to the memory interest feature. Following an automatic call, no further payments will be made on the Notes.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level is less than the downside threshold. You may not receive any contingent coupons during the term of the Notes.

Observation Dates(1), Coupon Payment Dates(1)(2) and Call Threshold Levels

Observation Dates	Coupon Payment Dates	Call Threshold Levels	Observation Dates	Coupon Payment Dates	Call Threshold Levels
December 24, 2025*	December 30, 2025*		June 26, 2028	June 29, 2028	88.125%
January 26, 2026*	January 29, 2026*		July 24, 2028	July 27, 2028	87.500%
February 24, 2026*	February 27, 2026*		August 24, 2028	August 29, 2028	86.875%
March 24, 2026*	March 27, 2026*		September 25, 2028	September 28, 2028	86.250%
April 24, 2026*	April 29, 2026*		October 24, 2028	October 27, 2028	85.625%
May 26, 2026*	May 29, 2026*		November 24, 2028	November 29, 2028	85.000%
June 24, 2026*	June 29, 2026*		December 26, 2028	December 29, 2028	84.375%
July 24, 2026*	July 29, 2026*		January 24, 2029	January 29, 2029	83.750%
August 24, 2026*	August 27, 2026*		February 26, 2029	March 1, 2029	83.125%
September 24, 2026*	September 29, 2026*		March 26, 2029	March 29, 2029	82.500%
October 26, 2026*	October 29, 2026*		April 24, 2029	April 27, 2029	81.875%
November 24, 2026*	November 30, 2026	100.00%	May 24, 2029	May 30, 2029	81.250%
December 24, 2026	December 30, 2026	99.375%	June 25, 2029	June 28, 2029	80.625%
January 25, 2027	January 28, 2027	98.750%	July 24, 2029	July 27, 2029	80.000%
February 24, 2027	March 1, 2027	98.125%	August 24, 2029	August 29, 2029	79.375%
March 24, 2027	March 29, 2027	97.500%	September 24, 2029	September 27, 2029	78.750%
April 26, 2027	April 29, 2027	96.875%	October 24, 2029	October 29, 2029	78.125%
May 24, 2027	May 27, 2027	96.250%	November 26, 2029	November 29, 2029	77.500%
June 24, 2027	June 29, 2027	95.625%	December 24, 2029	December 28, 2029	76.875%
July 26, 2027	July 29, 2027	95.000%	January 24, 2030	January 29, 2030	76.250%
August 24, 2027	August 27, 2027	94.375%	February 25, 2030	February 28, 2030	75.625%
September 24, 2027	September 29, 2027	93.750%	March 25, 2030	March 28, 2030	75.000%
October 25, 2027	October 28, 2027	93.125%	April 24, 2030	April 29, 2030	74.375%
November 24, 2027	November 30, 2027	92.500%	May 24, 2030	May 30, 2030	73.750%
December 27, 2027	December 30, 2027	91.875%	June 24, 2030	June 27, 2030	73.125%
January 24, 2028	January 27, 2028	91.250%	July 24, 2030	July 29, 2030	72.500%
February 24, 2028	February 29, 2028	90.625%	August 26, 2030	August 29, 2030	71.875%
March 24, 2028	March 29, 2028	90.000%	September 24, 2030	September 27, 2030	71.250%
April 24, 2028	April 27, 2028	89.375%	October 24, 2030	October 29, 2030	70.625%
May 24, 2028	May 30, 2028	88.750%	Final Valuation Date	Maturity Date	--
*	The Notes are not callable until the first potential call settlement date, which is November 30, 2026.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	Three business day(s) following each observation date, except that the coupon payment date for the final valuation date is the maturity date. If you are able to sell your Notes in the secondary market on a day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and in extreme situations, you could lose all of your initial investment.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of the underlying asset is less than the coupon barrier on an observation date, UBS will not pay you the contingent coupon applicable to such observation date on the related coupon payment date. However, if a contingent coupon is not paid on a coupon payment date (other than the maturity date) because the closing level of the underlying asset is less than the coupon barrier on the related observation date, pursuant to the memory interest feature, such contingent coupon will be paid on a later coupon payment date if the closing level of the underlying asset is equal to or greater than the coupon barrier on the related observation date. If the closing level of the underlying asset is less than the coupon barrier on each observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.

♦Your potential return on the Notes is limited to any contingent coupons, you will not participate in any appreciation of the underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. The Notes will only be subject to an automatic call if the closing level of the underlying asset on any observation date is equal to or greater than the call threshold level, which is initially equal to the initial level and decreases on subsequent observation dates (beginning after 12 months). Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.

♦A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset when the terms of the Notes are set on the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the coupon barrier on the observation dates and that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. Additionally, the underlying asset is rebalanced daily in order to aim to maintain its target volatility of 40%. The actual realized annualized volatility of the underlying asset may be greater than or less than the target volatility, which may adversely affect the level of the underlying asset. See "Risks Relating to Characteristics of the Underlying Asset — The underlying asset may not achieve its target volatility" herein. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or coupon barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the applicable call threshold level on any specified observation date, as set forth elsewhere herein. Because the call threshold level is initially equal to the initial level and decreases on subsequent observation dates (beginning after 12 months), the Notes will be subject to an automatic call unless the closing level of the underlying asset declines to a level less than the call threshold level on each applicable observation date. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely it is that the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. As a result, such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each observation date or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the underlying asset in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Further, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The underlying asset includes a 6.0% per annum daily deduction which will adversely affect its performance — The underlying asset' is subject to a 6.0% per annum daily deduction, or decrement. The level of the underlying asset' will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction. The underlying asset deduction will place a significant drag on its performance, potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset. The underlying asset will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the index deduction, and then only to the extent that the return of its investment strategy is greater than the index deduction. As a result of the daily decrement, the level of the underlying asset may decline even if the return of its investment strategy is positive. The daily deduction is one of the inputs our internal pricing models use to value the derivative or derivatives underlying the economic terms of the Notes for purposes of determining the estimated value of the Notes set forth on the cover of this pricing supplement and is a variable that affects the economic terms of the Notes. Holding the estimated initial value of the Notes and market conditions constant, the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, are more favorable to you than the terms that would be available on a hypothetical note issued by us linked to an identical underlying asset without a daily deduction. However, there can be no assurance that any improvement in the terms of the Notes derived from the daily deduction will offset any negative effect of the daily deduction on the performance of the underlying asset. The return on the Notes may be lower than the return on a hypothetical note issued by us linked to an identical underlying asset without a daily deduction.

♦The underlying asset may not be successful or outperform any alternative strategy that might be employed in respect of the futures contracts — No assurance can be given that the investment strategy on which the underlying asset is based will be successful or that the underlying asset will outperform any alternative strategy that might be employed with respect to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "underlying index") or the futures contracts. The underlying asset has been developed based on predetermined rules that may not prove to be advantageous or successful, and will not be adjusted for market conditions.

♦The underlying asset may not achieve its target volatility — No assurance can be given that the underlying asset will maintain a realized volatility that approximates its target volatility. The actual realized volatility of the underlying asset may be greater than or less than the target volatility of 40%, which may adversely affect the performance of the underlying asset. On each daily rebalancing day (as defined in "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index" included at the end of this document), the underlying asset's exposure to the underlying index is reweighted, if necessary, based on the greater of the 5-day and 40-day realized volatility of the futures contracts. The underlying asset has a maximum exposure of 500%, which may limit the ability of the underlying asset to achieve the volatility target where achieving the volatility target would require exposure in excess of the maximum amount. Further, realized volatility is backward looking and determined by reference to historical prices (whether historical settlement prices or the time-weighted average price ("TWAP") of traded prices on the relevant date). Accordingly, there is no guarantee that using the realized volatility measure to determine the underlying asset's exposure to the underlying index will actually result in an investment with volatility equal to the target volatility of 40%. In addition, the volatility of the futures contracts on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the underlying asset may be greater than or less than the target volatility, which may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, your investment.

♦The underlying asset is an "excess return" index and not a "total return" index — The underlying asset and the related underlying index is an "excess return" index and not a "total return” index, which means it measures the returns accrued from investing in uncollateralized futures contracts. As a result, the level of the underlying asset does not benefit from any “collateral return” on any futures contracts (interest on cash deposited as collateral for the purchase of futures contracts) or any dividends or other distributions on any index constituents of the S&P 500® Index.

♦The underlying asset is subject to risks associated with the use of significant leverage — On each daily rebalancing day, the underlying asset will employ leverage to increase the exposure of the underlying asset to the underlying index if the greater of the 5-day and 40-day realized volatility of the futures contracts is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the futures contracts would have tended to exhibit a realized volatility below 40%. Accordingly, the underlying asset would have generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the prices of the futures contracts will result in greater changes in the level of the underlying index and, consequently, the underlying asset than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the futures contracts, which, in turn, would negatively affect the performance of the underlying asset. In situations where a significant increase in the greater of the 5-day and 40-day realized volatility is accompanied by a significant decline in the value of the futures contracts, the level of the underlying asset may decline significantly before subsequent rebalancing days when the underlying asset’s exposure to the futures contracts would be reduced.

♦The underlying asset may be significantly uninvested — On each daily rebalancing day, the underlying asset’s exposure to the underlying index will be less than 100% when the relevant realized volatility is above 40%. If the underlying asset’s exposure to the underlying index is less than 100%, the underlying asset will not be fully invested in the underlying index, and any uninvested portion will earn no return. The underlying asset may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contracts that comprise the underlying index on any such day. The 6.0% per annum deduction is deducted daily, even when the underlying asset is not fully invested.

♦The underlying asset may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the underlying index — As the futures contracts included in the underlying asset come to expiration, they are replaced by futures contracts that expire three months later. This is accomplished by synthetically selling the expiring futures contract and synthetically purchasing the futures contract that expires three months from that time. This process is referred to as “rolling”, and will occur over a 5-day period resulting in the underlying index exclusively referencing the second nearby futures contracts by the expiration date of the nearby futures contracts. Excluding other considerations, if the market for the futures contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later futures contract would take place at a price that is higher than the price of the expiring futures contract, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the futures contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the later futures contract would take place at a price that is lower than the price of the expiring futures contract, thereby creating a positive “roll yield.” While the prices of the futures contracts cannot be predicted, historically, the futures contracts have generally experienced periods of contango. The presence of contango in the market for the futures contracts could adversely affect the level of the underlying asset and, accordingly, the market value of, and return on, your investment.

♦There are concentration risks associated with the underlying index, and therefore, the underlying asset, that may adversely affect the market value of, and return on, your investment — The underlying index, and therefore, the underlying asset, generally provides exposure to a single futures contract on the S&P 500® Index that trades on the Chicago Mercantile Exchange ("CME"). Accordingly, the Notes are less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the underlying asset in terms of both the number and variety of futures contracts.

♦The underlying asset is subject to significant risks associated with futures contracts, including volatility — The underlying asset tracks the underlying index, which seeks exposure to the returns of the futures contracts that reference the S&P 500 Index. The price of a futures contract depends not only on the price of the underlying referenced by the futures contracts, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

♦Suspension or disruptions of market trading in futures contracts may adversely affect the market value of, and return on, your investment — Futures markets like the CME, the market for the futures contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the underlying asset and, therefore, the market value of, and return on, your investment.

♦The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available — The official settlement price and intraday trading prices of the futures contracts are calculated and published by the CME and are used to calculate the exposure of the underlying asset. Any disruption in trading of the futures contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the underlying asset.

♦Changes in the margin requirements for the futures contracts included in the underlying asset may adversely affect the market value of, and return on, your investment — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the futures contracts, market participants may adjust their positions, which may affect the prices of the futures contracts. Regardless of margin requirements, because each of the underlying index and underlying asset is an excess return index, it represents an unfunded position in the futures contracts, meaning there is no benefit of any return on collateral. As a result, the level of the underlying asset may be affected, which may adversely affect the market value of, and return on, your investment.

♦Adjustments to the underlying asset or underlying index could adversely affect the market value of, and return on, your investment — The sponsor of the underlying asset and/or underlying index may add, delete or substitute the underlying asset components or make other methodological changes that could change the value of their levels, as the case may be, and could also discontinue or suspend calculation or publication of the underlying asset or underlying index at any time. Any of these actions could adversely affect the market value of, and return on, your investment.

♦The underlying asset was established on September 26, 2025 and, therefore, has very limited operating history and relies on hypothetical back-tested data that does not represent actual historical data and is subject to inherent limitations — The performances of the underlying asset and some of the component data have been retrospectively simulated for the period prior to September 26, 2025. A retrospective simulation was provided because no live data tracking the performance of the underlying asset existed at any time during the period of the retrospective simulation. The methodology and the underlying asset used for the calculation and retrospective simulation of the underlying asset has been developed with the advantage of hindsight. However, it is not possible to invest with the advantage of hindsight and, therefore, this simulated historical performance is purely theoretical and is not indicative of future performance.

♦The hypothetical back-tested performance of the underlying asset set forth under “Hypothetical Back-Tested Data and Historical Information” herein is purely theoretical and does not represent the actual historical performance of the underlying asset and has not been verified by an independent third party — Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested methodology that has been designed with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect the performance of the underlying asset or the Notes and may reflect a bias toward strategies that have performed well in the past. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Furthermore, any publicly available information regarding the underlying asset prior to January 3, 2007 will have been calculated using only end-of-day prices for the applicable futures contracts rather than both the end-of-day prices and the TWAP of intraday prices for the futures contracts, as described in "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index". The use of such data, which differs from both the underlying asset's methodology and all calculations on and after January 3, 2007 could impact the hypothetical back-tested levels of the underlying asset for such period.

♦The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) - An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “-Risks Relating to Liquidity and Secondary Market Price Considerations -There may be little or no secondary market for the Notes” below. In addition, the proceeds UBS receives from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments is often subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, the decrement embedded in the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the decrement embedded in the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying asset. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date, any observation date (including the final valuation date). As UBS determines the economic terms of the Notes, including the contingent coupon rate, call threshold level, downside threshold and coupon barrier, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payments owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be specified in the final pricing supplement.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Contingent Coupon Rate:	12.00% per annum (or 1.00% per month)
Contingent Coupon:	$10.00 per month
Observation Dates:	Monthly (callable after 12 months)
Initial Level:	200.00
Call Threshold Level:

For the Observation Date corresponding to the first potential Call Settlement Date, a level that is equal to 100.00% of the Initial Level; for the Observation Date corresponding to the second potential Call Settlement Date, a level that is equal to 99.375%% of the Initial Level; and, for each subsequent Observation Date, a level that is equal to a further 0.625% decrease from the immediately preceding Observation Date, resulting in a Call Threshold Level equal to a level that is 70.625% of the Initial Level in respect of the penultimate Observation Date.

Coupon Barrier:	140.00 (which is equal to 70.00% of the Initial Level)
Downside Threshold:	120.00 (which is equal to 60.00% of the Initial Level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First through Eleventh Observation Date	Various (all equal to or greater than Call Threshold Level and Coupon Barrier)	$110.00 (Aggregate Contingent Coupons – Not Callable)
Twelfth Observation Date	220.00 (equal to or greater than Call Threshold Level and Coupon Barrier)	$1,010.00 (Call Settlement Amount)
	Total Payment:	$1,120.00 (12.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 12 months after the trade date), UBS will pay you on the call settlement date a total of $1,010.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $110.00 received in respect of the prior observation dates, UBS will have paid you a total of $1,120.00 per Note, for a total return of 12.00% on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level is equal to or greater than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	190.00 (equal to or greater than Coupon Barrier; less than Call Threshold Level)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	180.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$1,590.00 (Payment at Maturity, which includes the Contingent Coupon with respect to the Final Valuation Date and the previously unpaid Contingent Coupons in respect of the prior Observation Dates)
	Total Payment:	$1,600.00 (60.00% total return)

Because the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount. Because the final level was also equal to or greater than the coupon barrier, a contingent coupon will be paid with respect to the final valuation date. At maturity, UBS will pay you a total of $1,590.00 per Note (reflecting your principal amount plus the applicable contingent coupon applicable to the final valuation date and the previously unpaid contingent coupons in respect of the prior observation dates pursuant to the memory interest feature). When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you a total of $1,600.00 per Note, for a total return of 60.00% on the Notes.

Example 3 - The Notes are NOT subject to an Automatic Call and the Final Level is equal to or greater than the Downside Threshold and less than the Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	180.00 (equal to or greater than Coupon Barrier; less than Call Threshold Level)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	130.00 (less than Coupon Barrier; equal to or greater than Downside Threshold)	$1,000.00 (Payment at Maturity)
	Total Payment:	$1,010.00 (1.00% total return)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount. Because the final level of the underlying asset is also less than the coupon barrier, no contingent coupon will be paid with respect to the final valuation date. At maturity, UBS will pay you a total of $1,000.00 per Note (reflecting your principal amount). When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you a total of $1,010.00 per Note, for a total return of 1.00% on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level is less than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	180.00 (equal to or greater than Coupon Barrier)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	80.00 (less than Coupon Barrier and Downside Threshold)	$1,000 × [1 + Underlying Return] = $1,000 × [1 + (-60.00%)] = $1,000 × 40.00% = $400.00 (Payment at Maturity)
	Total Payment:	$410.00 (59.00% loss)

Because the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity you will be exposed to the negative return of the underlying asset and UBS will pay you $400.00 per Note. When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you $410.00 per Note, for a loss on the Notes of 59.00%.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Solactive U.S. Large Cap Volatility Navigator 40 Index

The Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”) was developed by Solactive AG ("Solactive" or the "Index Sponsor"), with consultation from UBS. The Index is owned, calculated, administered, maintained and published by Solactive. The Index was established on September 26, 2025 and is reported by Bloomberg under the ticker symbol "SONAV40D Index". For additional Information about the Index and the Underlying Index, see "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index" ("Annex A").

Overview

The Index is rules-based and seeks to provide dynamic exposure to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "Underlying Index"), while seeking to achieve the "target volatility", and is subject to the "Decrement" (as defined below). As discussed more fully in Annex A, the Index is calculated daily in U.S. dollars on each “calculation day”, which is a day that is a “futures trading day” (each as defined in Annex A) and is rebalanced daily for exposure to the Underlying Index.

The Underlying Index attempts to replicate an unfunded rolling position in the nearby quarterly CME S&P 500 E-Mini futures (the “Futures Contracts”), which reference the S&P 500® Index (the "S&P 500"), other than during the five-day rolling period which occurs prior to the expiration of the nearby Futures Contracts, when the Index measures, in part, the performance of the second nearby Futures Contracts. To achieve the target volatility, the Index can allocate a maximum exposure to the Underlying Index of up to 500% and, conversely, can allocate as little as 0%. The S&P 500 consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Futures Contracts and the S&P 500, see Annex A included at the end of this document.

Decrement Deduction

The Index is subject to a 6.0% per annum daily deduction (the "Decrement"), regardless of whether the Index appreciates or depreciates. The Decrement is applied daily at the rate of 6.0% per annum, even when the Index is not fully invested in the Underlying Index. The 6.0% per annum daily deduction will offset any appreciation of the Underlying Index, will heighten any depreciation of the Underlying Index and will generally be a drag on the performance of the Index. The Index will underperform a similar index which does not include such a decrement feature.

Target Volatility

On each daily rebalancing day, the Index's exposure to the Underlying Index is based on the realized volatility of the Futures Contracts, which is a measurement of the degree of movement in the price of such asset(s) over a specified period. Specifically, the Index's exposure is set equal to (a) the 40% volatility target (the “Target Volatility”) divided by (b) the greater of the 5-day or 40-day realized volatility of the Futures Contracts, subject to a maximum exposure of 500%. For example, if the 5-day and 40-day realized volatility of the Futures Contracts were equal to 15% and 20%, respectively, the Index's exposure to the Underlying Index would equal 200% (or 40% / 20%). Conversely, if the 5-day and 40-day realized volatility of the Futures Contracts equaled 50% and 40%, respectively, the Index's exposure to the Underlying Index would equal 80% (or 40% / 50%). The Index’s exposure to the Underlying Index will be greater than 100% when the greater of the 5-day and 40-day realized volatility of the Futures Contracts is below 40%, and will be less than 100% when the greater of the 5-day and 40-day realized volatility of the Futures Contracts is above 40%. As set out more fully in Annex A, the 5-day and 40-day realized volatility are calculated based on the settlement prices of the relevant Futures Contracts over the preceding 4 and 39 days, and the time-weighted average prices (or "TWAP") of the relevant Futures Contracts on such relevant calculation day, determined intraday prior to the publishing of the official settlement price for the Futures Contracts on that day.

In general, the Index’s target volatility feature is intended to result in the volatility of the Index being more stable over time relative to an otherwise comparable index without a volatility target feature. No assurance can be provided that the volatility of the Index will be stable at any time, or that the Index will succeed in seeking to achieve its target volatility.

The Underlying Index

The investment objective of the Underlying Index is to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500. To achieve this, the Underlying Index measures the performance of the nearby Futures Contracts, other than during the rolling period, which occurs prior to the expiration of the nearby Futures Contracts, when it also measures, in part, the performance of the second nearby Futures Contract. The Futures Contracts are rolled quarterly in March, June, September and December over a 5 day rolling period, as described more fully in Annex A, resulting in the Underlying Index tracking only the second nearby Futures Contracts on the expiration day of the nearby Futures Contracts. The Underlying Index is an "excess return" index and not a "total return" index, which means it measures the returns accrued from investing in uncollateralized futures contracts. As a result, the level of the Underlying Index (and, therefore, the Index) does not benefit from any collateral return on any futures contracts or any dividends or other distributions on any index constituents of the S&P 500.

The Index is subject to risks associated with the use of significant leverage. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Underlying Index (and the Futures Contracts) on that day. The index is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested. Further, because the Index and the Underlying Index are "excess return" indices, they are based on an unfunded position, meaning you will not receive any interest or benefit from any collateral return, irrespective of whether the Index is leveraged or unfunded.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Contracts.

For additional information about the Index, the Underlying Index, the Futures Contracts and the S&P 500, see Annex A included at the end of this document.

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Hypothetical Back-Tested Data and Historical Information

The graph below illustrates the hypothetical back-tested performance of the Index from January 1, 2015 through September 25, 2025 and the actual historical performance of the Index from September 26, 2025 through October 31, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Key Risks - Risks Relating to Characteristics of the Underlying Asset - The hypothetical back-tested performance of the underlying asset set forth under “Hypothetical Back-Tested Data and Historical Information” herein is purely theoretical and does not represent the actual historical performance of the underlying asset and has not been verified by an independent third party” above. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the Index on October 31, 2025 was 311.10 (the "hypothetical initial level"). The dotted lines respectively represent a hypothetical coupon barrier of 217.77, which is equal to 70.00% of the hypothetical initial level and a hypothetical downside threshold of 186.66, which is equal to 60.00% of the hypothetical initial level. The actual initial level, call threshold levels, coupon barrier level and downside threshold level will be determined on the trade date. Past performance and hypothetical back-tested performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupon, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon(s)) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA (as defined below), our special U.S. tax counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition or maturity of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on certain determinations made by us, our special U.S. tax counsel is of the opinion that the Notes should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Notes from a third-party dealer at a purchase price of at least $990.00 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA Retail Investors - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Annex A

Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index

Overview

The Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”) is a rules-based index that was developed by Solactive AG ("Solactive"), with consultation from UBS, and was established on September 26, 2025. The Index employs a dynamic rules-based strategy that seeks to provide exposure to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "Underlying Index"), an unfunded rolling futures index that is designed to measure the performance of the nearby quarterly CME S&P 500 E-Mini futures (the “Futures Contracts”), which reference the S&P 500® Index (the "S&P 500"). In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio, targeting a level of 40% volatility with a maximum exposure to the rolling futures index of 500% and a minimum exposure of 0%. The Index is subject to a 6.0% per annum daily deduction or decrement.

The Index is subject to risks associated with the use of significant leverage. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Futures Contracts on that day. The Index is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested. Further, because the Index and the Underlying Index are "excess return" indices, they are based on an unfunded position, meaning you will not receive any interest or benefit from any collateral return, irrespective of whether the Index is leveraged or unfunded.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Contracts.

Calculation of the Index

The Index is calculated daily in U.S. dollars on each "Calculation Day", which is a day that is a Futures Trading Day (as defined below) and is rebalanced daily for exposure (each such Calculation Day may also be referred to as a “Rebalancing Day”).

Solactive will determine the level of the Index according to the following methodology and the level of the Index will be rounded to two (2) decimal places for publication:

Where:

: The level of the Index as of the Calculation Day t.

: The level of the Index as of the Calculation Day t-1.

: The exposure of the Index to the Underlying index as of the Calculation Day t-1.

: The level calculated by Solactive at the close of business (the "Closing Level") of the Underlying Index as of the Calculation Day t.

: The Closing Level of the Underlying Index as of the Calculation Day t-1.

: The number of calendar days between Calculation Day t (including) and Calculation Day t-1 (excluding).

: The decrement percent of 6.0% per annum, deducted daily.

Pursuant to the above, the exposure of the Index to the Underlying Index as of Calculation Day t, which is rebalanced daily, is calculated according to the following:

Where:

round: Rounding function to the number of decimals specified (6).

: The maximum exposure, which equals 500%.

: The level of the target volatility of 40%.

: The realized volatility as of Calculation Day t is calculated according to the following:

Where:

: The 5 day (4 returns) volatility as of Calculation Day t.

: The 40 day (39 returns) volatility as of Calculation Day t.

The n-day volatility (where n = 5 or n = 40) is calculated according to:

Where:

: EOD/TWAP Return as the Calculation Day which is i Calculation Days prior to Calculation Day t.

: EOD/EOD Return as the Calculation Day which is i Calculation Days prior to Calculation Day t.

: The average of the last n-days of returns, including t.

The “TWAP Level" of the Underlying Index is calculated as follows:

Each quote tick n (and total of N ticks), which arrive between the Time Window Start, meaning 12:45 p.m. America/Chicago on CME (as defined below) regular trading days and 9:45 a.m. America/Chicago on CME E-mini S&P 500 futures early close days, and Time Window End, meaning 1:00 p.m. America/Chicago on CME regular trading days and 10:00 a.m. America/Chicago on CME E-mini S&P 500 futures early close days, will be used in calculation of the TWAP on Calculation Day t.

The TWAP, , and as of Calculation Day t of Future Contract c is calculated according to the following formula:

Where:

: is the quoted buy price received last in the n-th second on or after the Time Window Start of Future Contract c on Calculation Day .

: is the quoted sell price received last in the n-th second on or after the Time Window Start of Future Contract c on Calculation Day .

Further the as of Calculation Day t of the Future Contract c is calculated according to the following formula:

Finally, and EOD/TWAP Return and EOD/EOD Return as of Calculation Day t of is calculated according to the following formula:

and

With

being the Weight (as defined below) of the Future Contract c on Calculation Day , the Settlement Price of Future Contract c on Calculation Day , and

the Settlement Price of Future Contract c on Calculation Day t-1

Additional information regarding the Index may be obtained at the following website: solactive.com/indices/. All disclosures contained in this document regarding the Index are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index. You should make your own investigation into the Index.

Underlying Index

The Underlying Index is also managed, maintained and calculated by Solactive and measures the performance of the nearby Futures Contracts, other than during the rolling period, when it also measures the performance of the second nearby Futures Contract. The relevant Futures Contracts are rolled quarterly in March, June, September and December over a five day roll period beginning on the seventh (7th) Futures Trading Day preceding the last Futures Trading Day of the relevant futures contract. A "Futures Trading Day" is a day on which the Chicago Mercantile Exchange ("CME") is scheduled to be open for trading.

The level of the Underlying Index on each Futures Trading Day will equal:

Where:

𝐼𝑛𝑑𝑒𝑥𝑡−1: is the Underlying Index on the Calculation Day immediately preceding Calculation Day 𝑡.

𝐹𝑢𝑡𝑢𝑟𝑒𝑅𝑒𝑡𝑢𝑟𝑛𝑡: is the future return as of Calculation Day 𝑡 as defined under "—Future Return" below.

𝐴𝑑𝑗𝑢𝑠𝑡𝑚𝑒𝑛𝑡𝑡: is the adjustment as of Calculation Day 𝑡, which is set to 0.

𝐹𝑢𝑛𝑑𝑖𝑛𝑔𝑡: is the funding as of Calculation Day 𝑡, which is set to 0.

Future Return: The Future Return as of Calculation Day 𝑡 is calculated as follows:

Where:

𝑤𝑡𝐴𝑐𝑡𝑖𝑣𝑒: is the "Weight" of the active contract as of Calculation Day 𝑡, calculated as follows:

Where,

#𝐶𝐷𝑎𝑦𝑠𝑡,𝑅𝑜𝑙𝑙𝐸𝑛𝑑𝑡: is the number of Calculation Days between Calculation Day 𝑡 (excluding) and 𝑅𝑜𝑙𝑙𝐸𝑛𝑑𝑡 (including).

𝑤𝑡𝑁𝑒𝑥𝑡: is the Weight of the next active contract as of Calculation Day 𝑡, calculated as follows: .

𝑃𝑥𝑡𝐴𝑐𝑡𝑖𝑣𝑒: is the "Future Level" of the active contract as of Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡𝑁𝑒𝑥𝑡: is the Future Level of the next active contract as of Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡−1𝐴𝑐𝑡𝑖𝑣𝑒: is the Future Level of the active contract as of Calculation Day immediately preceding Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡−1𝑁𝑒𝑥𝑡: is the Future Level of the next active contract as of Calculation Day immediately preceding Calculation Day 𝑡 as defined under "—Future Level."

𝐹𝑋𝐶𝑜𝑛𝑣𝑒𝑟𝑠𝑖𝑜𝑛𝑡: is the fx conversion as of Calculation Day 𝑡, which is set to 1.

Future Level: The Future Level of the Future Contract c as of Calculation Day t is set to the settlement level, or the final regular-hours price at which the Future Contract will reference at the end of each Calculation Day and upon its expiration published by CME and determined in accordance with CME, provided by the CME on Calculation Day t.

The Underlying Index was first published on September 1, 2024. All disclosures contained in this document regarding the Underlying Index are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Index. You should make your own investigation into the Underlying Index.

Futures Contracts

CME S&P 500 E-Mini futures (the “Futures Contracts”) are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the CME, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

Futures Contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the Futures Contracts terminates on the third Friday of the contract month.

The daily settlement prices of the Futures Contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the Futures Contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.

All disclosures contained in this document regarding the Futures Contracts are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Futures Contracts. You should make your own investigation into the Futures Contracts.

The S&P 500

We have derived all information regarding the S&P 500® Index (the “S&P 500”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P Dow Jones”).

The S&P 500 is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish the S&P 500, and may discontinue publication of the S&P 500 at any time. The S&P 500 is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500 is intended to provide an indication of the pattern of common stock price movement of a selection of large capitalization U.S. companies. The calculation of the value of the S&P 500 is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Select information regarding top constituents and industry and/or sector weightings may be made available by S&P Dow Jones on its website.

All disclosures contained in this document regarding the S&P 500 are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500. You should make your own investigation into the S&P 500.

License Agreement

We have entered into a license agreement with Solactive AG that provides an exclusive license to us, in exchange of a fee, for the right to use the Index, which is owned and published by the Solactive AG, in connection with the Notes.

Solactive AG (“Solactive”) is the licensor of the Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”). The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Notwithstanding Solactive’s obligations to its licensees, Solactive reserves the right to change the methods of calculation or publication with respect to the Index and Solactive shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the Index.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates, Coupon Payment Dates ,Call Settlement Dates and Call Threshold Levels	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information About the Underlying Asset	12
What Are the Tax Consequences of the Notes?	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	16
Annex A: Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index	A-1

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index	IS-58
S&P/ASX 200 Index	IS-62
Swiss Market Index	IS-70
TOPIX®	IS-74

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Step Down Trigger Autocallable Contingent Yield Notes with Memory Interest due on or about November 29, 2030

Preliminary Pricing Supplement dated November 3, 2025
(To Product Supplement dated February 6, 2025,
Index Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Securities LLC